                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

     Pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, ASD Systems, Inc., a Texas corporation (the "Corporation"), hereby adopts these Amended and Restated Articles of Incorporation (the "Restated Articles"), which accurately reflect the original Articles of Incorporation and all amendments thereto that are in effect to date (collectively, the "Original Articles") and as further amended by such Restated Articles as hereinafter set forth and which contain no other change in any provision thereof.

                                   ARTICLE I

     The name of the Corporation is ASD Systems, Inc.

                                  ARTICLE II

     The Original Articles are amended by these Restated Articles as follows:
(a) ARTICLE FOUR is amended in its entirety to (i) eliminate the designations of two separate series of common stock and to increase the number of authorized shares of common stock from 20,000,000 to 50,000,000, (ii) to authorize up to 7,500,000 shares of a preferred stock of which 1,111,111 shares are designated Series A Preferred Stock, 1,111,111 shares are designated Series B Preferred Stock, and 3,200,000 shares are designated as Series C Preferred Stock, each such series with certain rights and preferences, and (iii) to vest in the Board of Directors the authority to issue additional shares of preferred stock in one or more series and to set the designations, rights and preferences of the preferred stock; (b) ARTICLE TEN is amended to provide that upon the closing and funding of an initial public offering, the provisions of ARTICLE TEN authorizing action of the shareholders by consent of the shareholders holding the number of shares necessary to approve such action at a meeting of the shareholders shall become null and void and of no force or effect, and from such date the shareholders may act by consent only if signed by the holder or holders of all shares entitled to vote with respect to the action that is the subject of the consent; (c) ARTICLE THIRTEEN is amended in its entirety to provide that contracts or transactions between the Corporation and one or more of its directors or officers, or any other corporation or organization in which its directors or officers are directors or officers or have a financial interest, shall not be void or voidable solely for that reason if certain conditions are met; (d) ARTICLE FOURTEEN is added to classify the Board of Directors into three
(3) classes as nearly equal in number as possible, each of which, after an interim arrangement, would serve for three (3) years, with one class being elected each year, upon the closing and funding of an underwritten initial public offering by the Corporation of shares of Common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any comparable statement under any similar federal statute then in force; (e) ARTICLE FIFTEEN is added to provide that a special meeting of the shareholders may only be called by the President, Chief Executive Officer, or Board of Directors of the Corporation or such other person as may be authorized by the Bylaws or by the holders of not less than 25% of all shares entitled to vote at such meeting; and (f) ARTICLE SIXTEEN is added regarding adoption, revision and repeal of Bylaws.




RESTATED ARTICLES OF INCORPORATION - Page 1
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                                  ARTICLE III

     Each such amendment made by the Restated Articles has been effected in conformity with the provisions of the Texas Business Corporation Act and the Original Articles and each amendment made by the Restated Articles was duly adopted by the shareholders of the Corporation on August 22, 1999.

                                  ARTICLE IV

     The number of shares outstanding at the time of adoption of the Restated Articles was 10,500,000 shares of Series A Common Stock, all of which shares of Series A Common Stock were entitled to vote on the Restated Articles as so amended. The holders of at least two thirds of the shares outstanding and entitled to vote on the Restated Articles have signed a consent or consents pursuant to Article 9.10 and the Original Articles adopting the Restated Articles and any written notice required by Article 9.10 has been given.

                                   ARTICLE V

     The Original Articles are hereby superseded by the following Restated Articles, which accurately copy the entire text thereof as amended as set forth above:


                               ASD SYSTEMS, INC.

                                  ARTICLE ONE

     The name of the Corporation is ASD Systems, Inc.

                                  ARTICLE TWO

     The period of duration of the Corporation is perpetual.

                                 ARTICLE THREE

     The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                 ARTICLE FOUR

     The aggregate number of shares which the Corporation shall have the authority to issue is 57,500,000 shares, consisting of (i) 50,000,000 shares of Common Stock, par value $.0001 per share (the "Common Stock"), and (ii)
                                               ------------
7,500,000 shares of Preferred Stock, par value $.0001 per share (the "Preferred
                                                                      ---------
Stock").
-----

     Each share of the Corporation's Series A Common Stock issued and outstanding immediately prior to the taking effect of this ARTICLE FOUR is hereby changed into one share of Common Stock.



RESTATED ARTICLES OF INCORPORATION - Page 2
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     The aggregate stated capital of the common stock issued and outstanding upon the taking effect of this ARTICLE FOUR shall be the same as the aggregate stated capital of the common stock issued and outstanding immediately prior to the taking effect of this ARTICLE FOUR.

     Each certificate representing one or more shares of Series A Common Stock issued and outstanding immediately prior to the taking effect of this ARTICLE FOUR shall thereafter represent the same number of shares of Common Stock; and the Corporation shall issue to or upon the order of each holder of record, as of the close of business on the day this ARTICLE FOUR takes effect, an additional certificate or certificates representing one share of Common Stock for each share of Series A Common Stock theretofore represented by such outstanding share certificate.

     The following is a statement of the designations, preferences, limitations, and relative rights, including voting rights, in respect of the classes of stock of the Corporation and of the authority with respect thereto expressly vested in the Board of Directors of the Corporation:

                                  COMMON STOCK

     A. Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the shareholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.

     B. Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) when, if and as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.

     C. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Series A Preferred Stock (as defined below) and Series B Preferred Stock (as defined below) and the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, pro rata based on the number of shares of Common Stock held by each (assuming full conversion of such Series A Preferred Stock). A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this paragraph C shall be deemed to be occasioned by or include (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (ii) a sale of all or substantially all of the assets of the Corporation; unless the Corporation's shareholders of record as constituted
             ------
immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity (such acquisition or sale being referred to herein as an "Acquisition").
                          -----------


RESTATED ARTICLES OF INCORPORATION - Page 3

                                PREFERRED STOCK

     D. Subject to compliance with applicable rights which have been or may be granted to the Preferred Stock or series thereof in a Certificate of Designation or the Corporation's Articles of Incorporation ("Protective Provisions"), shares
                                                 ---------------------
of the Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations, preferences, limitations, and relative rights, including voting rights, as shall be stated and expressed herein or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation. Each such series of Preferred Stock shall be designated so as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is hereby expressly authorized, subject to the limitations provided by law, to establish and designate series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and the preferences, limitations, and relative rights, including voting rights, of the shares of each series and the variations of the relative rights and preferences as between series, and to increase and to decrease the number of shares constituting each series, provided that the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then issued. The relative powers, rights, preferences, and limitations may vary between and among series of Preferred Stock in any and all respects so long as all shares of the same series are identical in all respects, except that shares of any such series issued at different times may have different dates from which dividends thereon cumulate. Subject to applicable Protective Provisions, the authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

          (a)  The designation of such series;

          (b)  The number of shares initially constituting such series;

          (c) The rate or rates and the times at which dividends on the shares of such series shall be paid, the periods in respect of which dividends are payable, the conditions upon such dividends, the relationship and preferences, if any, of such dividends to dividends payable on any other class or series of shares, whether or not such dividends shall be cumulative, partially cumulative, or noncumulative, if such dividends shall be cumulative or partially cumulative, the date or dates from and after which, and the amounts in which, they shall accumulate, whether such dividends shall be share dividends, cash or other dividends, or any combination thereof, and if such dividends shall include share dividends, whether such share dividends shall be payable in shares of the same or any other class or series of shares of the Corporation (whether now or hereafter authorized), or any combination thereof, and the other terms and conditions, if any, applicable to dividends on shares of such series;

          (d) Whether or not the shares of such series shall be redeemable or subject to repurchase at the option of the Corporation or the holder thereof or upon the happening of a specified event, if such shares shall be redeemable, the terms and conditions of such redemption, including but not limited to the date or dates upon or after which such shares shall be redeemable, the amount per share which shall be payable upon such redemption,



RESTATED ARTICLES OF INCORPORATION - Page 4 which amount may vary under different conditions and at different redemption dates, and whether such amount shall be payable in cash, property, or rights, including securities of the Corporation or another corporation;

          (e) The rights of the holders of shares of such series (which may vary depending upon the circumstances or nature of such liquidation, dissolution, or winding up) in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation and the relationship or preference, if any, of such rights to rights of holders of stock of any other class or series.

          (f) Whether or not the shares of such series shall have voting powers and, if such shares shall have such voting powers, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other classes or series of stock and the right to have more (or less) than one vote per share; provided, however, that the right to cumulate votes for the election of directors is expressly denied and prohibited;

          (g) Whether or not a sinking fund shall be provided for the redemption of the shares of such series and, if such a sinking fund shall be provided, the terms and conditions thereof;

          (h) Whether or not a purchase fund shall be provided for the shares of such series and, if such a purchase fund shall be provided, the terms and conditions thereof;

          (i) Whether or not the shares of such series, at the option of either the Corporation or the holder or upon the happening of a specified event, shall be convertible into stock of any other class or series and, if such shares shall be so convertible, the terms and conditions of conversion, including, but not limited to, any provision for the adjustment of the conversion rate or the conversion price;

          (j) Whether or not the shares of such series, at the option of either the Corporation or the holder or upon the happening of a specified event, shall be exchangeable for securities, indebtedness, or property of the Corporation and, if such shares shall be so exchangeable, the terms and conditions of exchange, including, but not limited to, any provision for the adjustment of the exchange rate or the exchange price; and

          (k) Any other preferences, limitations, and relative rights as shall not be inconsistent with the provisions of this Article Four or the limitations provided by law.

     E. Except as otherwise required by law, in the Corporation's Articles of Incorporation, or in any resolution of the Board of Directors creating any series of Preferred Stock, the holders of shares of Preferred Stock and all series thereof who are entitled to vote shall vote together with the holders of shares of Common Stock, and not separately by class.

     F. One Million One Hundred Eleven Thousand One Hundred Eleven (1,111,111) shares of authorized Preferred Stock are hereby designated as Series A Preferred Stock (the "Series A Preferred Stock"). The Series A Preferred Stock shall have
            ------------------------
the powers, preferences and



RESTATED ARTICLES OF INCORPORATION - Page 5 rights, and the qualifications, limitations and restrictions, in respect of each class of stock of the Corporation, specified herein.

     1.   Dividend Rights.
          ---------------

          (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock or Series C Preferred Stock of the Corporation, but pari pasu with the Series B Preferred Stock, when, as and if declared by the Board of Directors at the rate of $0.54 per share per annum (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like after the date upon which each share of Series A Preferred Stock was first issued (the "Original Issue Date")) and in addition (as
                             -------------------
          determined on a per annum basis and an as-converted basis for the Series A Preferred Stock), an amount equal to the cash dividends paid on any other outstanding shares of the Corporation. Such dividends shall not be cumulative. The holders of the outstanding Series A Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the Series A Preferred Stock then outstanding.

          (b) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          (c) Any dividend or distribution which is declared by the Corporation and payable with assets of the Corporation other than cash shall be governed by the provisions of subsection (2)(c)(ii) of this Section F of Article Four.

     2.   Liquidation Preference
          -----------------------

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, but pari pasu with the Series B



RESTATED ARTICLES OF INCORPORATION - Page 6

          Preferred Stock, an amount per share equal to $5.40 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Original
                                                                    --------
          Series A Issue Price"), plus all declared but unpaid dividends on such
          --------------------
          share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (b) After the distribution described in subsection (a) above has been paid, subject to the rights of series of Preferred Stock which may from time to time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series A and Series B Preferred Stock).

          (c) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include an Acquisition.

               (ii) In any of such events, if the consideration received by the
                    Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                    (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                         (1) If traded on a securities exchange or through NASDAQ-NMS, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                         (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                         (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at



RESTATED ARTICLES OF INCORPORATION - Page 7
                              least a majority of the voting power of all the then outstanding shares of Series A Preferred Stock.

                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in
                         (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all the then outstanding shares of Series A Preferred Stock.

               (iii) In the event the requirements of this subsection 2(c) are not complied with, the Corporation shall forthwith either:

                    (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                    (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

               (iv) The Corporation shall give each holder of record of Series A
                    Preferred Stock written notice of such impending transaction not later than the date the Corporation shall give written notice to the shareholders of the Corporation of the shareholders meeting called to approve such transactions or at which such transaction will be proposed for approval by the shareholders, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes.

    3.    Conversion.  The holders of the Series A Preferred Stock shall have
          ----------
          conversion rights as follows (the "Conversion Rights"):
                                             -----------------

          (a) Right to Convert.  Each share of Series A Preferred Stock shall be
              ----------------
          convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price (as set forth in Section 2(a) above), by the Conversion Price (as defined below) applicable to



RESTATED ARTICLES OF INCORPORATION - Page 8 such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 3(d).

          (b)  Automatic Conversion.
               --------------------

               (i) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect (including by application of Section (d)(v) hereof) upon the earlier of (x) the date specified by vote or written consent or agreement of at least two thirds (2/3) of the shares of Series A Preferred Stock then outstanding or (y) at the time of the closing of the Corporation's sale of its Common Stock in a bona fide, underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, (an "Initial Public Offering"). Upon such automatic conversion,
                     -----------------------
                    any declared and unpaid dividends shall be paid on such converted shares in accordance with subsection 3(c)(ii).

               (ii) Upon the closing of an Initial Public Offering, the
                    outstanding shares of Series A Preferred Stock to be converted shall be converted automatically without any further action by the holder thereof and whether or not the certificates representing such shares are surrendered to the Corporation or any transfer agent for the Series A Preferred Stock; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

          (c)  Mechanics of Conversion.
               -----------------------

               (i) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to subsection 3(a), he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted and the name or names in which the certificate or certificates for shares of



RESTATED ARTICLES OF INCORPORATION - Page 9

                    Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, Common Stock (at such Common Stock's fair market value determined by the Board of Directors of the Corporation as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, or at the time of the Initial Public Offering , or Acquisition, as applicable and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

               (ii) Upon the occurrence of an automatic conversion of the Series
                    A Preferred Stock pursuant to subsection 3(b), the holder shall surrender the certificates representing such shares of Series A Preferred Stock at the office of the Corporation or any transfer agent for the Series A Preferred Stock. Thereupon, there will be issued and delivered to the holder promptly at such office and in its name as shown on such surrendered certificate or certificates (or in the name of its nominee or nominees), a certificate or certificates for the number of shares of Common Stock into which the shares of the Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at such Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), or, at the option of the Corporation, both, all declared and unpaid dividends on the shares of the Series A Preferred Stock being converted, to and including the date of such conversion.

          (d)  Conversion Price Adjustments of Series A Preferred Stock for
               ------------------------------------------------------------
               Certain Dilutive Issuances, Splits, Combinations and Other
               ----------------------------------------------------------
               Matters.  The Conversion Price of the Series A Preferred Stock
               -------
               shall be subject to adjustment from time to time as follows:

               (i)  (A)  If the Corporation shall issue, after the Original
                         Issue Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock in



RESTATED ARTICLES OF INCORPORATION - Page 10
                         effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause
                         (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Series A Preferred Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Series A Preferred Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock (as hereinafter defined).

                    (B) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                    (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash received by the Corporation.

                    (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors.

                    (E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(d)(i) and subsection 3(d)(ii):



RESTATED ARTICLES OF INCORPORATION - Page 11

                         (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                          (2) The aggregate maximum number of shares of Common
                              Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)).

                         (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of



RESTATED ARTICLES OF INCORPORATION - Page 12
                              any such options or rights or the conversion or exchange of such securities.

                          (4) Upon the expiration of any such options or rights,
                              the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                         (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or
                              (4).

               (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(E)) by the Corporation after the Original Issue Date other than

                    (A) shares Common Stock issued pursuant to a transaction described in subsection 3(d)(iii) hereof,

                    (B) up to 2,157,500 shares (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like) of Common Stock or Series C Preferred Stock issued or issuable to employees, directors or consultants of the Corporation pursuant to stock purchase, stock option, or other agreements approved by the Board of Directors,

                    (C) up to 1,000,000 shares (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like) of Common Stock or Series C Preferred Stock issued or issuable pursuant to outstanding warrants, existing on the Original Issue Date and such number of shares issuable upon exercise of warrants initially issued to holders of Series A Preferred Stock or Series B Preferred Stock, and



RESTATED ARTICLES OF INCORPORATION - Page 13

                    (D) shares of Common Stock issued upon conversion of the Series A Preferred Stock or the Series C Preferred Stock.

             (iii)  In the event the Corporation should at any time or from time to time after the Original Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment
                                    ------------------------
                    of any consideration by such holder for the additional
                    shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price for the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 3(d)(i)(E).

             (iv) If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, reverse stock split or the like, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

             (v)    Initial Public Offering or Acquisition.  In the event of an
                    --------------------------------------
                    Initial Public Offering or Acquisition, the Conversion Price of the Series A Preferred Stock will be subject to adjustment based on the issue price to the public of the Corporation's Common Stock in the Initial Public Offering (the "Issue Price") or the price determined by dividing the aggregate consideration paid and liabilities assumed (but net of liabilities not assumed) in the Acquisition by the total shares of Common stock of the Corporation (calculated on a fully diluted basis) outstanding at the time of the closing of the Acquisition (the "Acquisition Price"), as
                                                     -----------------
                    follows:



RESTATED ARTICLES OF INCORPORATION - Page 14

                    (A) The Conversion Price will be adjusted downward at the time of an Initial Public Offering to a price, if less than the Conversion Price then in effect, equal to 1/3 of the Issue Price, provided that (assuming there has not previously been an Acquisition), if an Initial Public Offering does not occur on or prior to January 1, 2000, the Conversion Price will be adjusted downward to a fixed price, if less than the Conversion Price then in effect, equal to $2.93 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like); pursuant to the provisions hereof.

                    (B) The Conversion Price will be adjusted downward at the time of an Acquisition to a price, if less than the Conversion Price then in effect, equal to 1/3 of the Acquisition Price, provided that (assuming there has not previously been an Initial Public Offering), if an Acquisition does not occur on or prior to January 1, 2000, the Conversion Price will be adjusted downward to a fixed price, if less than the Conversion Price then in effect, equal to $2.93 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like).

          (e) Other Distributions.  In the event the Corporation shall declare a
              -------------------
          distribution payable in securities, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          (f) Recapitalizations.  If at any time or from time to time there
              -----------------
          shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such series the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.



RESTATED ARTICLES OF INCORPORATION - Page 15

          (g) No Impairment.  The Corporation will not, by amendment of its
              -------------
          Amended and Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

          (h)  No Fractional Shares and Certificate as to Adjustments.
               ------------------------------------------------------

               (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation will, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, at its expense and upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

          (i)  Notices of Record Date.  In the event of any taking by the
               ----------------------
          Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to




RESTATED ARTICLES OF INCORPORATION - Page 16 receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at the same time the Corporation shall give written notice to the shareholders of the Corporation of such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (j) Reservation of Stock Issuable Upon Conversion.  The Corporation
              ---------------------------------------------
          shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Articles of Incorporation.

          (k) Notices.  Any notice required by the provisions of this Section 3
              -------
          to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

     4.   Redemption.  The Series A Preferred Stock shall not be redeemable by
          ----------
          the Corporation.

     5.   Voting Rights.
          -------------

          (a) General.  The holder of each share of Series A Preferred Stock
              -------
          shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          (b) Voting for the Election of Directors. So long as the initial
              ------------------------------------
          purchasers of the Series A Preferred Stock and the Series B Preferred Stock shall hold an




RESTATED ARTICLES OF INCORPORATION - Page 17 aggregate of at least 1,111,111 shares of Series A Preferred Stock (including any Common Stock resulting from a conversion of the Series A Preferred Stock) and Series B Preferred Stock (subject to adjustment to reflect stock dividends, stock splits, combinations, recapitalizations and the like) the holders of a majority in interest of the then outstanding shares of Series A Preferred Stock shall be entitled to elect one (1) director of this Corporation at each election of directors.

          In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of Series A Preferred Stock pursuant to this Section 5(b), the successor shall be elected by the holders of a majority of the shares of Series A Preferred Stock, to hold office for the unexpired term of the director whose place or places shall be vacant. Any director who shall have been elected by the holders of Series A Preferred Stock or by any director so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of Series A Preferred Stock, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent. Upon the closing of an Initial Public Offering, the provisions of this
          Section 5(b) shall terminate.

     6.   Protective Provisions.  So long as any shares of Series A Preferred
          ---------------------
          Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock:

          (a) authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any equity security by recertification or otherwise) other than

                    (A) shares Common Stock issued pursuant to a transaction described in subsection 3(d)(iii) hereof,

                    (B) up to 2,157,500 shares (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like) of Common Stock or Series B Preferred Stock issued or issuable to employees, directors or consultants of the Corporation pursuant to stock purchase, stock option, or other agreements approved by the Board of Directors,

                    (C) up to 1,000,000 shares (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like) of Common Stock or Series B Preferred Stock issued or issuable pursuant to outstanding warrants, existing on the Original Issue Date and such number of



RESTATED ARTICLES OF INCORPORATION - Page 18
                         shares issuable upon exercise of warrants initially issued to holders of Series A Preferred Stock, and

                    (D) shares of Common Stock issued upon conversion of the Series A Preferred Stock or the Series B Preferred Stock.

                    (E) shares of Common Stock issued in an Initial Public Offering resulting in aggregate gross proceeds to the Corporation of at least $35,000,000 and at a price per share reflecting at least a $175,000,000 pre-money equity market capitalization for the Corporation (a

                         "Qualified IPO").
                         --------------

          (b) amend the Articles of Incorporation or Bylaws of the Corporation so as to alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the shares of Series A Preferred Stock, including any amendments to the rights or powers of the Common Stock, or amend the Articles of Incorporation in a manner that materially adversely affects the rights of the Series A Preferred Stock provided that the foregoing shall not prohibit any amendment to effect any changes to the number of authorized or outstanding shares of Common Stock in connection with any stock split or reverse stock split undertaken in contemplation of an initial public offering pursuant to which the Conversion Price of the Series A Preferred Stock would be appropriately adjusted;

          (c) redeem, repurchase or otherwise acquire any outstanding capital stock;

          (d) declare or pay any dividends on the Common Stock;

          (e) sell, convey, or otherwise dispose of all or substantially all of its property, assets or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary of the Corporation and in which the Corporation is the surviving corporation in the merger) or effect any transaction or series of related transactions in which the stockholders of the Corporation immediately prior to such transactions own less than fifty percent (50%) of the outstanding voting power of the surviving corporation;

          (f) increase or decrease (other than by redemption or conversion) the number of authorized shares of Preferred Stock;

          (g) increase the size of the Board of Directors in excess of seven (7) authorized members; and

          (h) effect the liquidation or dissolution of the Corporation.

     7.   Status of Converted Stock.  In the event any shares of Series A
          -------------------------
          Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Articles of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.




RESTATED ARTICLES OF INCORPORATION - Page 19

     G. One Million One Hundred Eleven Thousand One Hundred Eleven (1,111,111) shares of authorized Preferred Stock are hereby designated as Series B Preferred Stock (the "Series B Preferred Stock"). The Series B Preferred Stock shall have
            ------------------------
the powers, preferences and rights, and the qualifications, limitations and restrictions, in respect of each class of stock of the Corporation, specified herein.

     1.   Dividend Rights.
          ---------------

          (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock or Series C Preferred Stock of the Corporation, but pari pasu with the Series A Preferred Stock, when, as and if declared by the Board of Directors at the rate of $0.54 per share per annum (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like after the date upon which each share of Series B Preferred Stock was first issued (the "Original Issue Date")) and in addition (as
                             -------------------
          determined on a per annum basis and an as if it was convertible into Common Stock on the same basis as the Series A Preferred Stock), an amount equal to the cash dividends paid on any other outstanding shares of the Corporation. Such dividends shall not be cumulative. The holders of the outstanding Series B Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the Series B Preferred Stock then outstanding.

          (b) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series B Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock would be convertible if they were convertible into Common Stock on the same basis as the Series A Preferred Stock as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          (c) Any dividend or distribution which is declared by the Corporation and payable with assets of the Corporation other than cash shall be governed by the provisions of subsection (2)(c)(ii) of this Section G of Article Four.

     2.   Liquidation Preference
          -----------------------

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of


RESTATED ARTICLES OF INCORPORATION - Page 20

          Preferred Stock that may from time to time come into existence, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, but pari pasu with the Series A Preferred Stock, an amount per share equal to $5.40 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Original Series B Issue Price"), plus
                                        -----------------------------
          all declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (b) After the distribution described in subsection (a) above has been paid, subject to the rights of series of Preferred Stock which may from time to time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series A and Series B Preferred Stock and assuming that the Series B Preferred Stock was convertible into Common Stock at then existing conversion price for the Series A Preferred Stock).

          (c) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall not be deemed to be occasioned by, or to include an Acquisition, unless the Corporation breaches its redemption obligation arising out of an Acquisition as set forth in Section 4 below.

               (ii) In any of such events, if the consideration received by the
                    Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                    (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                         (1) If traded on a securities exchange or through NASDAQ-NMS, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                         (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or



RESTATED ARTICLES OF INCORPORATION - Page 21
                              sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                         (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all the then outstanding shares of Series B Preferred Stock.

                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in
                         (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all the then outstanding shares of Series B Preferred Stock.

               (iii) In the event the requirements of this subsection 2(c) are not complied with, the Corporation shall forthwith either:

                     (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                     (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

               (iv) The Corporation shall give each holder of record of Series B
                    Preferred Stock written notice of such impending transaction not later than the date the Corporation shall give written notice to the shareholders of the Corporation of the shareholders meeting called to approve such transactions or at which such transaction will be proposed for approval by the shareholders, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes.

     3.   Conversion.  The holders of the Series B Preferred Stock shall have no
          ----------
          conversion rights


RESTATED ARTICLES OF INCORPORATION - Page 22

     4.  Redemption.
         ----------

               (a) (i) This Corporation (i) may at any time, and from time to time, redeem all of the outstanding shares of Series B Preferred Stock pro rata among the holders thereof in cash at the Series B Redemption Price (as defined below), and
                    (ii) shall, in the event of an Initial Public Offering or Acquisition, redeem all of the then outstanding shares of Series B Preferred Stock in each case on the Redemption Date (as defined below).

                    (ii) To effect a redemption under Section 4(a)(i) of this Section G of Article Four, the Corporation shall give written notice by mail, postage prepaid, to the holders of such Series B Preferred Stock then outstanding to be redeemed that such shares of Series B Preferred Stock will be redeemed on the date set forth in the notice, which date shall not be more than 30 days after the date of such notice (the "Redemption Date"). The holders of such shares of
                          ---------------
                    Series B Preferred Stock shall be entitled to receive an amount equal to the Original Series B Issue Price for each share (such amount per share to be appropriately adjusted to reflect any subsequent stock dividends, combinations, splits, recapitalizations and the like) of Series B Preferred Stock to be redeemed and held by each such holder plus any declared and accrued but unpaid dividends on such share (the "Series B Redemption Price") on the Redemption
                                -------------------------
                    Date. The notice shall further call upon such holders to surrender to this Corporation on or before such Redemption Date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or after such Redemption Date, each holder of shares of Series B Preferred Stock called for redemption shall surrender the certificate evidencing such shares to this Corporation. In the event of an Acquisition or an Initial Public Offering, the Redemption Date shall be the date of the closing of any such transaction.

          (b) From and after the Redemption Date, unless there shall have been a default in payment of the Series B Redemption Price, all rights of the holders with respect to such redeemed shares of Series B Preferred Stock shall cease and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever.

     5.   Voting Rights.
          -------------

          (a) General.  The holder of each share of Series B Preferred Stock
              -------
          shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock could then be converted if it was convertible into Common Stock at the same Conversion Price as the Series A Preferred Stock, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled,

RESTATED ARTICLES OF INCORPORATION - Page 23 notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted as aforesaid) shall be rounded to the nearest whole number (with one-half being rounded upward).

          (b) Voting for the Election of Directors.  So long as the initial
              ------------------------------------
          purchasers of the Series A Preferred Stock and the Series B Preferred Stock shall hold an aggregate of at least 1,111,111 shares of Series A Preferred Stock (including any Common Stock resulting from a conversion of the Series A Preferred Stock) and Series B Preferred Stock (subject to adjustment to reflect share dividends, stock splits, combinations, recapitalizations and the like) the holders of a majority in interest of the then outstanding shares of Series B Preferred Stock shall be entitled to elect one (1) director of this Corporation at each election of directors.

          In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of Series B Preferred Stock pursuant to this Section 5(b), the successor shall be elected by the affirmative vote of the holders of a majority of the shares of Series B Preferred Stock, to hold office for the unexpired term of the director whose place or places shall be vacant. Any director who shall have been elected by the holders of Series B Preferred Stock may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of Series B Preferred Stock, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent. Upon the closing of an Initial Public Offering, the provisions of this Section 5(b) shall terminate.

     6.   Protective Provisions.  So long as any shares of Series B Preferred
          ---------------------
          Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock:

          (a) authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any equity security by recertification or otherwise) other than

                    (A) shares Common Stock issued pursuant to a transaction described in subsection 3(d)(iii) of Section F hereof,

                    (B) up to 2,157,500 shares (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or

RESTATED ARTICLES OF INCORPORATION - Page 24
                         the like) of Common Stock or Series C Preferred Stock issued or issuable to employees, directors or consultants of the Corporation pursuant to stock purchase, stock option, or other agreements approved by the Board of Directors,

                    (C) up to 1,000,000 shares (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like) of Common Stock or Series C Preferred Stock issued or issuable pursuant to outstanding warrants, existing on the Original Issue Date and such number of shares issuable upon exercise of warrants initially issued to holders of Series A Preferred Stock and Series B Preferred Stock, and

                    (D) shares of Common Stock issued upon conversion of the Series A Preferred Stock or the Series C Preferred Stock.

                    (E)  shares of Common Stock issued in a Qualified IPO.

          (b) amend the Articles of Incorporation or Bylaws of the Corporation so as to alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the shares of Series B Preferred Stock, including any amendments to the rights or powers of the Common Stock, or amend the Articles of Incorporation in a manner that materially adversely affects the rights of the Series B Preferred Stock provided that the foregoing shall not prohibit any amendment to effect any changes to the number of authorized or outstanding shares of Common Stock in connection with any stock split or reverse stock split undertaken in contemplation of an initial public offering;

          (c) redeem, repurchase or otherwise acquire any outstanding capital stock;

          (d) declare or pay any dividends on the Common Stock;

          (e) sell, convey, or otherwise dispose of all or substantially all of its property, assets or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary of the Corporation and in which the Corporation is the surviving corporation in the merger) or effect any transaction or series of related transactions in which the stockholders of the Corporation immediately prior to such transactions own less than fifty percent (50%) of the outstanding voting power of the surviving corporation;

          (f) increase or decrease (other than by redemption or conversion) the number of authorized shares of Preferred Stock;

          (g) increase the size of the Board of Directors in excess of seven (7) authorized members; and

          (h)  effect the liquidation or dissolution of the Corporation.

RESTATED ARTICLES OF INCORPORATION - Page 25

  H. 3,200,000 shares of authorized Preferred Stock are hereby designated as Series C Preferred Stock (the "Series C Preferred Stock"). The Series C
                               ------------------------
Preferred Stock shall have the powers, preferences and rights, and the qualifications, limitations and restrictions, in respect of each class of stock of the Corporation, specified herein.

     1.   Voting Rights.  Except as otherwise provided herein or required by
          -------------
          law, the holders of the Series C Preferred Stock shall have no voting power whatsoever, and no holder of Series C Preferred Stock shall vote or otherwise participate in any proceeding which actions shall be taken by the Corporation or the stockholders thereof or be entitled to notification as to any meeting of the Board of Directors or stockholders of the Corporation.

     2.   Dividends.  Subject to the prior rights of holders of stock at the
          ---------
          time outstanding, having prior rights as to dividends, or may from time to time come into existence, the holders of Series C Preferred Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts which, if and as declared by the Board of Directors in their sole discretion; provided,
                                                                       --------
          however, no dividend shall be paid on or declared or set apart for,
          -------
          shares of Series C Preferred Stock unless at the same time the provisions of subsection F.1. and G.1. are complied with and a like dividend shall be fixed for each share of Common Stock then issued and outstanding.

     3.   Liquidation.  Upon any liquidation, dissolution or winding up of the
          -----------
          Corporation, whether voluntary or involuntary, the assets of the Corporation shall be distributed as provided in subsection F.2 and
          G.2. of this Article Four.

     4.   Conversion of Outstanding Shares.  Upon the closing and funding of an
          --------------------------------
          underwritten initial public offering by the Corporation of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any comparable statement under any similar federal statute then in force, (a) each share of the Series C Preferred Stock theretofore outstanding shall, without any action on the part of the holder thereof, be automatically converted into and reconstituted as one (1) share of Common Stock; (b) each holder of the outstanding shares of stock so converted and reconstituted pursuant to the immediately preceding clause (a) shall be entitled to receive, in exchange for the certificate of certificates representing the outstanding shares so converted and reconstituted in such holder's name, a new certificate or certificates representing such shares as so converted registered in such holder's name; provided, however, that the failure of any such holder to so
                --------  -------
          exchange such holder's certificate or certificates shall in no way affect the conversion and reconstitution of such holder's shares as aforesaid.

     Each share of the Corporation's Series B Common Stock issued and outstanding immediately prior to the taking effect of this ARTICLE FOUR is hereby changed into one share of Series C Preferred Stock. Each certificate representing one or more shares of Series B Common Stock issued and outstanding immediately prior to the taking effect of this ARTICLE FOUR shall thereafter represent the same number of shares of Series C Preferred Stock; and the Corporation shall issue to or upon the order of each holder of record, as of the close of business


RESTATED ARTICLES OF INCORPORATION - Page 26 on the date this ARTICLE FOUR takes effect, an additional certificate or certificates representing one share of Series C Preferred Stock for each share of Series B Common Stock theretofore represented by such outstanding share certificate.

                                  ARTICLE FIVE

     The Corporation shall not commence business until it has received for the issuance of shares consideration of the value of one thousand dollars ($1,000.00), consisting of money, labor done or property actually received.

                                  ARTICLE SIX

     The street address of the Corporation's current registered office is 3737 Grader Street, Suite 110, Garland, Texas 75041, and the name of its initial registered agent at such address is Norman Charney.

                                 ARTICLE SEVEN

     The number of directors shall be fixed by the Bylaws of the Corporation, but shall in no event be less than one (1).

                                 ARTICLE EIGHT

     At each election for directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by such shareholder for as many persons as there are directors to be elected. Cumulative voting shall not be permitted.

                                  ARTICLE NINE

     No shareholder of the Corporation shall, by reason of such shareholder holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of any class of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance or sale of any such shares, or such notes, debentures, bonds, or other securities, would adversely affect the dividend or voting rights of such shareholder, other than such rights, if any, as the Board of Directors, in its discretion, may grant to the shareholders to purchase such additional, unissued or treasury securities; and the Corporation may issue or sell additional, unissued or treasury shares of any class of the Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering the same in whole or in part to the existing shareholders of any class (except for contractual preemptive rights, if any).

                                  ARTICLE TEN

     Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a

RESTATED ARTICLES OF INCORPORATION - Page 27 vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. Upon the closing and funding of an underwritten public offering by the Corporation of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any comparable statement under any similar federal statute then in force, the foregoing provisions of this ARTICLE TEN shall become null and void and of no force and effect and from such date the shareholders of the Corporation shall not be authorized or permitted to act by written consent except upon the consent or consents in writing signed by the holder or holders of all shares entitled to vote with respect to the action that is the subject of the consent.

                                 ARTICLE ELEVEN

     The Corporation shall, to the full extent permitted by law, (i) indemnify any person who was or is a party or is threatened to be made a named defendant or respondent to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, because such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys fees) actually incurred by such person in connection with such action, suit, or proceeding, and (ii) advance reasonable expenses to such person in connection with such action, suit or proceeding. The rights provided in this article shall not be deemed exclusive of any other rights permitted by law, to which such person may be entitled under any provision of the bylaws, a resolution of shareholders or directors, an agreement or otherwise.

                                 ARTICLE TWELVE

     1. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director of the Corporation, except to the extent a director is found liable for (a) a breach of the director's duty of loyalty to the Corporation or its shareholders, (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (d) an act or omission for which the liability of a director is expressly provided by an applicable statute.

     2. If the laws of Texas are hereafter amended to authorize further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on the personal liability provided herein, shall be limited to the fullest extent permitted by the laws of Texas as amended. Any repeal or modification of this ARTICLE TWELVE by the shareholders of the Corporation shall be prospective only and shall

RESTATED ARTICLES OF INCORPORATION - Page 28 not adversely affect any limitation on the personal liability of a director at the time of such repeal or modification.

                                ARTICLE THIRTEEN

     No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

          (a) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

          (b) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

          (c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the shareholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

     This provision shall not be construed to invalidate a contract or transaction which would be valid in the absence of this provision or to subject any director or officer to any liability that he would not be subject to in the absence of this provision.

RESTATED ARTICLES OF INCORPORATION - Page 29

                                ARTICLE FOURTEEN

     Upon the closing and funding of an underwritten initial public offering by the Corporation of shares or common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any comparable statement under any similar federal statute then in force, the members of the Board of Directors shall be classified, with respect to the time for which they severally hold office, into three (3) classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Corporation's Bylaws, one class to hold office initially for a term expiring at the next succeeding annual meeting of shareholders following the closing and funding of such an offering, another to hold office initially for a term expiring at the second succeeding annual meeting of shareholders following the closing and funding of such an offering, and another to hold office initially for a term expiring at the third succeeding annual meeting of shareholders following the closing and funding of such an offering, with the members of each new class to hold office until their successors have been duly elected and have qualified. At each annual meeting of the shareholders of the Corporation, the successors to the class of directors whose term expires at the meeting shall be elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election.

                                ARTICLE FIFTEEN

     A special meeting of the shareholders of the Corporation may only be called by the President, Chief Executive Officer, or Board of Directors of the Corporation or the holders of not less than 25 percent of all the shares entitled to vote at the proposed special meeting or by such other person or persons as may be so authorized by the Bylaws of the Corporation.

                                ARTICLE SIXTEEN

     The power to amend or repeal the Corporation's Bylaws and to adopt new Bylaws shall be reserved exclusively to the Board of Directors of the Corporation.

RESTATED ARTICLES OF INCORPORATION - Page 30

     EXECUTED as of August 22, 1999.

                              ASD SYSTEMS, INC.


                              By:/s/ Norman Charney
                                 --------------------------------
                                    Norman Charney, President

RESTATED ARTICLES OF INCORPORATION - Page 31